Exhibit 5.3

O’Melveny & Myers LLP

Warwick Court

5 Paternoster Square

London EC4M 7DX, United Kingdom

Telephone (44) 020-7088-0000

Facsimile (44) 020-7088-0001

www.omm.com

OUR FILE NUMBER

0158408-00044

WRITER’S DIRECT DIAL

(44) 20 7558 4872

WRITER’S E-MAIL ADDRESS

ssnelson@omm.com

29 March 2012

Seven Seas Cruises S. DE R.L.

8300 NW 33rd Street

Miami, Florida 33122

U.S.A.

Re:	Registration of US$225,000,000 of 9.125% Second-Priority Senior Secured Notes due 2019 issued by Seven Seas Cruises S. DE R.L., a Panamanian sociedad de responsabilidad limitada (the “Issuer”), and the related guarantees.

Ladies and Gentlemen:

We have acted as English legal advisers to each of Supplystill Limited, a limited company incorporated and existing under the laws of England and Wales having registered number 03868601 (“Supplystill”), Celtic Pacific (UK) Limited, a limited company incorporated and existing under the laws of England and Wales having registered number 02554369 (“Celtic Pacific”), and Prestige Cruise Services (Europe) Limited (formerly known as Regent Seven Seas Cruises UK Limited), a limited company incorporated and existing under the laws of England and Wales having registered number 04083983 (“Prestige Europe” and, together with Supplystill and Celtic Pacific, each an “English Guarantor” and, collectively, the “English Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) of the Issuer, the English Guarantors and the other subsidiaries of the Issuer named therein as guarantors (together with the English Guarantors, the “Guarantors”), originally filed with the United States Securities and Exchange Commission (the “Commission”) on 30 November 2011 under Registration Number 333-178244 and as amended by Amendment No. 1 thereto filed with the Commission on 1 March 2012 and as further amended by Amendment No. 2 thereto filed with the Commission on the date hereof. The Registration Statement relates to the Issuer’s offer to exchange up to US$225,000,000 aggregate principal amount of the Issuer’s 9.125% Second-Priority Senior Secured Notes due 2019 (the “Exchange Notes”), together with the guarantees of the Exchange Notes by the Guarantors (the “Exchange Guarantees”), each of which will be registered under the United States Securities Act of 1933, as amended (the “Securities Act”), for a like principal amount of the Issuer’s outstanding 9.125% Second-

Priority Senior Secured Notes due 2019 (the “Old Notes”) and the guarantees of the Old Notes by the Guarantors. We have taken instructions solely from the English Guarantors and are providing this opinion to you at the request of the English Guarantors.

1.	Documents and Enquiries

For the purposes of this opinion, we have examined originals or copies of only those corporate and other records and documents and made only such enquiries as are set out below:-

1.1	a certificate (the “Officer’s Certificate”) dated the same date as this opinion given by a director of each English Guarantor;

1.2	each English Guarantor’s memorandum and articles of association and certificate of incorporation;

1.3	unanimous written resolutions of the board of directors of each English Guarantor dated 13 May 2011;

1.4	an electronic search on 30 November 2011 of the documents available at the Companies Registry in respect of each English Guarantor;

1.5	a search by telephone of the Central Index of Winding-up Petitions of the Companies Court on 30 November 2011 in respect of each English Guarantor;

1.6	the Registration Statement; and

1.7	an executed copy of the Indenture dated as of 19 May 2011 (the “Indenture”) among the Issuer, the Guarantors, and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee and collateral agent, under which the Exchange Notes and the Exchange Guarantees will be issued.

The Registration Statement, the Old Notes, the Exchange Notes, the Indenture, including the Exchange Guarantees, and the Security Documents (as defined in the Indenture) are referred to herein individually as a “Document” and collectively as the “Documents”.

Except as stated above we have not:-

(a)	examined any other contracts, deeds, instruments or documents and we have not made any search at the Companies Court or any other court in the United Kingdom in respect of winding-up or similar petitions;

(b)	examined any corporate or other records of any English Guarantor;

(c)	investigated whether any English Guarantor is or will be by reason of any of the transactions and matters contemplated by the Documents in breach of any of its obligations under any other contract, deed, instrument or document; or

(d)	made any enquiries concerning any English Guarantor.

2.	Scope of Opinion

2.1	This opinion is limited to English law and is itself governed by English law.

2.2	We express no opinion as to the laws of any jurisdiction other than the laws of England in force at the date of this opinion and we undertake no responsibility to notify any addressee of this opinion of any change in English law after the date of this opinion.

2.3	We express no opinion as to matters of fact.

3.	Assumptions

In giving this opinion, we have assumed the following:

3.1	The signatures on the Documents and on any other documents delivered to us in connection with this opinion are the genuine signatures of the persons whose signatures they purport to be.

3.2	All documents delivered to us as originals are authentic and complete and all documents delivered to us as copies (whether photostatic, facsimile, or otherwise, and whether in physical or electronic format) are in conformity with the originals.

3.3	Any document provided to us in draft form was or will be duly completed, executed and delivered in the form provided to us or, to the extent of any amendment to such form, such amendment will not affect any of the opinions given herein. Each document which has been executed by an English Guarantor, but not been delivered, will be duly delivered free from any escrow arrangements.

3.4	Each of the statements contained in the Officer’s Certificate delivered to us in connection with this opinion is correct.

3.5	Each of the representations as to fact made by each English Guarantor in the Documents is accurate.

3.6	There have been no amendments to the memorandum and articles of association of any English Guarantor delivered to us in connection with this opinion.

3.7	The written resolutions of the board referred to in paragraph 1.3 of this opinion letter have not subsequently been amended, rescinded or superseded and remain in full force and effect.

3.8	The Indenture has not subsequently been amended, rescinded or superseded and remains in full force and effect.

3.9	The Documents and the obligations of the parties thereto contained therein are legally valid, binding and enforceable against each of such parties under the laws of the State of New York or the Bahamas, as applicable.

3.10	Each of the matters disclosed to us by the searches of the Companies Registry and the Central Index of Winding-up Petitions maintained by the Companies Court is and remains accurate and complete and no further search or enquiry would reveal any further information which would affect the opinions given herein.

3.11	Except as disclosed in the searches described in paragraph 3.10 above, each English Guarantor is able and will at all times until closing, continue to be able to pay its debts as they fall due (and is not otherwise insolvent) for the purposes of the Insolvency Act 1986 or otherwise.

3.12	The resolutions recorded in the minutes of meetings of the board or the shareholders of the English Guarantors were duly passed at properly convened and conducted board or shareholder meetings (as the case may be) and remain in full force and effect.

3.13	The directors of the English Guarantors disclosed any interest which such person may have in the transactions contemplated by the Documents in accordance with the provisions of the Companies Act 2006 and the articles of association of each English Guarantor.

3.14	The lack of any bad faith and the absence of fraud, coercion, duress or undue influence in connection with any of the transactions contemplated by the Documents including on the part of any of the parties to the Documents, their respective directors, employees, agents and advisers.

3.15	The execution and delivery of each Document by each English Guarantor party to it and the exercise of its rights and performance of its obligations thereunder is sufficiently to the benefit and in the interests of the relevant English Guarantor.

3.16	Each English Guarantor’s board of directors acted in good faith, in accordance with their fiduciary duties and in the interests of the relevant English Guarantor in approving the English Guarantor’s execution, delivery and performance of its obligations under the Documents.

3.17	The meaning and construction of the terms of the Documents are the same under the respective governing law as under English law.

4.	Opinions

We are of the opinion that:

4.1	Incorporation and Existence

Each English Guarantor is a private company limited by shares duly incorporated and validly existing in England and Wales.

4.2	Corporate Power

Each English Guarantor has the corporate power and authority to execute, deliver and perform its obligations under the Indenture, including the Exchange Guarantees.

4.3	Due Authorisation

The execution, delivery and performance of the Indenture, including the Exchange Guarantees, has been duly authorised by all necessary corporate action on the part of each English Guarantor.

5.	Qualifications

Our opinions are subject to the qualifications set out below.

5.1	Searches

5.1.1	The search of documents available at Companies Registry referred to in paragraph 1.4 of our opinion cannot conclusively reveal whether or not:

(a)	a winding up order has been made nor a resolution passed for the winding up of a company; or

(b)	a company has entered administration; or

(c)	a receiver, administrative receiver, administrator or liquidator has been appointed,

as notice of such matters may not be filed with the Registrar of Companies immediately (and, even when filed, there may be a delay in entering such matters on the public database) or recorded on the public microfiches of the relevant company.

In addition, the Companies Registry search cannot reveal, prior to the making of the relevant order, whether or not a winding up petition has been presented nor an administration application filed.

5.1.2	The search of the Central Index of Winding-Up Petitions of the Companies Court referred to in paragraph 1.5 of our opinion relates only to a compulsory winding up and cannot conclusively reveal whether a winding up petition in respect of a compulsory winding up has been presented, as there may have been a delay in entering details of the petition on the records of the Central Index of Winding-Up Petitions immediately or, in the case of a petition presented to a District Registry or a County Court, the petition may not have been notified to the Central Index and entered on such records at all. Further when responding to an enquiry the Central Index only checks its record relating to a period of approximately four years prior to the date of the enquiry.

5.2	Preparation; Underlying Transactions

We have not been involved in the drafting, preparation or negotiation of the Documents, except for the drafting of Part II item 20 of the Registration Statement in respect of the English Guarantors, and accordingly express no opinion as to the sufficiency or effectiveness thereof to achieve the purposes contemplated by the parties thereto. We give no opinion with respect to the enforceability of any provision of any Document or the effectiveness of any provision of any Document to accomplish the transactions intended thereby.

5.3	Nondisclosure

This opinion is subject to any matter not disclosed to us which would affect the opinions given herein.

5.4	Considerations

We have not considered the particular circumstances of any party other than the English Guarantors nor the effect of such circumstances on the transactions contemplated by the Documents or vice versa.

6.	BENEFIT

This opinion is strictly limited to the matters stated in paragraph 4 above.

This opinion is given for your benefit for the purposes of the Registration Statement and may not be relied upon by any other person other than the holders or purchasers of the Exchange Notes or for any other purpose, nor quoted or referred to in any public document or filed with any person, without, in each case, our prior written consent.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP for purposes of its opinion to the Issuer, filed as an exhibit to the Registration Statement.

Yours faithfully,

/s/ O’Melveny & Myers LLP

O’Melveny & Myers LLP